Exhibit 99.1

           Advancis Pharmaceutical Signs Commercial Supply Agreement
                            With Ceph International

        Advancis Secures Long-term Supply Source for its Keflex Brand

    GERMANTOWN, Md., Dec. 9 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced it has entered into a commercial supply agreement with Ceph International Corporation (Ceph), a wholly owned subsidiary of MOVA Pharmaceutical Corporation.

    With the agreement, Advancis has secured a long-term supply for its Keflex(R) (cephalexin capsules, USP) brand of products beyond the transitional period agreed to by Eli Lilly as part of Advancis' acquisition of Keflex earlier this year.

    "We are very pleased to have secured a long-term supplier for our Keflex franchise," said Kevin S. Sly, senior vice president and chief business officer of Advancis. "As we work to develop an improved Keflex through our novel pulsatile approach, we will look to partners like Ceph to assist in the development and commercial supply of our proprietary PULSYS products."

    Advancis expects to begin clinical development of an enhanced Keflex utilizing Advancis' proprietary once-a-day pulsatile dosing technology called PULSYS(TM). Advancis' initial preclinical data support the Company's intention to develop this improved version of cephalexin, targeting once-daily dosing at lower doses and for a reduced treatment duration.

    Keflex is the most-recognized brand of cephalexin in the United States with more than 15 million prescriptions out of the total 24 million cephalexin prescriptions written each year. Keflex generated branded product sales of approximately $4 million in 2003.


    About Keflex:

    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.


    About Advancis Pharmaceutical:

    Advancis Pharmaceutical Corp. (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.


    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's future development plans and clinical trials. The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.



SOURCE  Advancis Pharmaceutical Corp.
    -0-                             12/09/2004
    /CONTACT: Kevin Sly, SVP & Chief Business Officer, +1-301-944-6570, bd@advancispharm.com, or Robert Bannon, Sr. Director, Investor Relations, +1-301-944-6710, ir@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com /
    (AVNC)

CO: Advancis Pharmaceutical Corp.; MOVA Pharmaceutical Corporation; Ceph International Corporation; Ceph
ST:  Maryland
IN:  MTC BIO HEA
SU:  LIC